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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 29, 2005

DARK DYNAMITE, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

1-10559

(Commission File Number)

65-1021346

(I.R.S. Employer Identification No.)

c/o Jared Gold, President

63 West 100 South, 2nd Floor Studio, Salt Lake City, Utah  84101

(Address of Principal Executive Offices)     (Zip Code)

(801) 746-3435

(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by Dark Dynamite, Inc., a Nevada corporation (the “Registrant”), in connection with the items set forth below.

ITEM 1.01 AMENDMENT OF A MATERIAL DEFINITIVE AGREEMENT

On August 29, 2005, the Registrant entered into a Plan of Exchange (the “Agreement”), between and among the Registrant, Shanxi Kai Da Lv You Gu Wen You Xian Gong Si, a corporation organized and existing under the laws of the Peoples’ Republic of China (“Kai Da”), Diversified Holdings X, Inc., a Nevada corporation (“Diversified Holdings”), and the Majority Shareholder of the Registrant (the “Majority Shareholder”).

Pursuant to the terms of the Agreement, two simultaneous transactions will be consummated at closing, as follows:  (i) the Majority Shareholder will transfer to the Kai Da Shareholders an amount equal to 4,990,000 shares of the Registrant’s convertible preferred stock, each share of which is convertible, at the option of the holder, into 25 shares of common stock of the Registrant, and has twenty five votes per share on all matters submitted to a vote of shareholders, in return for the total cash payment of $495,000, and of such convertible preferred shares, 1,600,000 shares will be converted at closing into 40,000,000 shares of Registrant’s common stock, and (ii) the Registrant will issue to the Kai Da Shareholders an amount equal to 100,000 new investment shares of common stock of the Registrant pursuant to Regulation S under the Securities Act of 1933, as amended, in exchange for all of their shares of registered capital of Kai Da.  Upon completion of the exchange of shares, Kai Da will become a wholly owned subsidiary of the Registrant.  An executed copy of the Agreement was attached as Exhibit 10 to a Current Report on Form 8-K filed with the Commission on August 30, 2005.

The Agreement also contemplated that at the closing the parties shall execute a stock purchase agreement providing for the transfer of the common stock of Black Chandelier, Inc., the operating subsidiary of the Registrant with a history of over one and one-half years of operations and valuable operating assets, to Diversified Holdings, for no additional consideration other than the consideration tendered pursuant to the Agreement, the closing of such transfer to take place sometime after the consummation of the transactions contemplated by the Agreement.

Since the execution of the Agreement, the Boards of Directors of the Registrant and Kai Da have determined in the exercise of their business judgment that the Registrant should continue to operate Black Chandelier, Inc. for at least 90 days after the closing, in order to determine whether, as a business matter, Black Chandelier, Inc. fits within the Registrant’s business plan, and, if so, whether the Registrant should keep that operating subsidiary instead of selling it to Diversified Holdings after closing as contemplated by the Agreement.

Accordingly, the parties to the Agreement have entered into a First Amendment to Plan of Exchange, dated September 29, 2005, pursuant to which they agreed that the Registrant shall operate Black Chandelier, Inc. in the ordinary course of business after the closing under the Agreement for a period of at least 90 days to enable the Board of Directors of the Registrant to determine whether Black Chandelier, Inc. fits in the business plan of Registrant or should be sold.  The parties also agreed that any costs associated with auditing Black Chandelier, Inc. that may arise after the closing shall be borned by Kai Da and/or the Kai Da shareholders.  A copy of the First Amendment to Plan of Exchange, dated September 29, 2005, is attached hereto as Exhibit 10.

ITEM 8.01 OTHER EVENTS

The Registrant hereby discloses certain information about Kai Da and its operations.  For example, Kai Da is a management company that operates the Ep Pang Gong theme park that is located Xi’an, Peoples’ Republic of China, pursuant to a management contract. The theme park occupies a site that has been identified as the location of the original palace of the Emperor Qin Shi Huang, which was destroyed after his death.  Emperor Qin Shi Huang was the first Chinese Emperor, and he was known for uniting eight ancient Chinese kingdoms and creating the first Chinese Dynasty around the year 221 B.C.  The theme park has great historical significance in and of itself, and also provides a variety of entertainment to the approximate 200,000 visitors each year.   It occupies approximately 667,000 square meters of land.  The theme park operation is conducted by a legal corporation organized and existing under the laws of the Peoples’ Republic of China.  It has approximately 3,000 shareholders.

A trust arrangement, dated September 29, 2005, was entered into under Chinese law, pursuant to which the three shareholders of Kai Da have agreed to distribute to the approximate 600 shareholders of the Ep Pang Gong theme park, pursuant to Regulation S under the Securities Act of 1933, as amended, 40,000,000 shares of common stock of the Registrant into which the Registrant’s 1,600,000 convertible preferred shares will be converted at closing.  Pursuant to Regulation S, these shares may not be sold by the Ep Pang Gong shareholders to U.S. persons for at least one year.  Nonetheless, as a result of the share issuance contemplated by the Agreement, the Registrant will have approximately 3,000 more shareholders of record, and it is important to note that they will be citizens and residents of the Peoples’ Republic of China.

The structure of the reverse merger and share distribution by Kai Da was chosen on advice of Chinese counsel.  There exists a prohibition under Chinese law on direct foreign ownership of the theme park assets.  By consummating a reverse merger with the management company, Chinese counsel advised that this transaction was feasible.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARK DYNAMITE, INC.

By /s/ Jared Gold

       Jared Gold

       President

Dated:  September 30, 2005

EXHIBIT INDEX

Exhibit No.               Description

10                                        First Amendment to Plan of Exchange,

Dated September 29, 2005